Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-48286 and 333-110569) of Pioneer Drilling Company of our report dated May 9, 2008 relating to our audits of the combined financial statements of WEDGE Wireline Services, Inc., WEDGE Well Services, L.L.C. and WEDGE Fishing and Rental Services, L.L.C. as of and for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, and our report dated May 9, 2008 relating to our audits of the combined financial statements of WEDGE Wireline Services, Inc., WEDGE Well Services, L.L.C. and WEDGE Fishing and Rental Services, L.L.C. as of and for the nine months ended December 31, 2007, included in this Current Report on Form 8-K/A.
/s/ Fitts, Roberts & Co., P.C.
Houston, TX
May 9, 2008